Colin Peters
Chief Human Resources Officer

June 24, 2026

Patrick Keenan (“Executive”)

Dear Patrick,

This letter confirms the compensation and related terms of your employment with the Corporate Division of AlTi Global Inc. through its subsidiary, AlTi Global Holdings, LLC, (the “Company”) in connection with your appointment as a Chief Financial Officer, effective July 3, 2026 (the “Effective Date”).

Base Salary

Your annual base salary will be $375,000 (“Base Salary”), payable in accordance with the Company’s normal payroll practices and subject to applicable withholding.

Discretionary Compensation

You shall be eligible to receive a target bonus of $450,000, which may be provided in cash, in equity or in a combination of both under the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Board of Directors of the Company (the “Board”) or the Human Capital and Compensation Committee of the Board (the “Compensation Committee”). The amount actually earned will be based on achievement of key performance indicators to be developed and agreed by you, the President and the CEO related to the following areas: (i) timely completion of filing and reporting requirements; (ii) achievement of the Company’s budgetary and financial objectives; (iii) delivery of targeted cost-reduction initiatives; (iv) support for and execution of the Company’s strategic plans; and (v) other key operation and financial priorities as determined by the Company’s management team and the Board.

Notice Period

Either you or the Company may terminate your employment upon three months’ prior written notice.

Termination

If your employment is terminated without Cause, provided you execute and do not revoke a release of claims in a form acceptable by the Company, you will be entitled to the following payments and benefits (“Severance”):

(i)	continuation of Base Salary for a period of twelve (12) months following the termination date; and

(ii)	subject to your timely election to continue your group health plan benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 and any applicable state or local equivalents (together, “COBRA”), the Company shall pay the same portion of premiums that it pays for active employees for the same level of group health plan benefits under those Company group health plans that are subject to continuation under COBRA as in effect on the termination date, for the twelve months, unless you commence employment with any person or entity and thereby become eligible for health insurance benefits, in which case the Company’s obligations to pay toward COBRA continuation premiums shall cease. You shall be responsible for paying the remaining portion of the premiums for such coverage as if you remained employed. You shall promptly notify the Company if you accept employment where you are eligible for health insurance benefits during this period.

For purposes of this offer letter, “Cause” means your (i) willful or deliberate failure to perform your duties required hereunder; (ii) material breach of a term of this letter agreement; (iii) breach of fiduciary duty, dishonesty, willful misconduct or fraud in connection with any aspect of your employment, including in respect of any representations made by you in this letter agreement, (iv) gross negligence in the performance of your duties required hereunder; (v) a violation of banking or securities industry laws, rules or regulations that constitutes a serious offense or that could or does result in a significant fine; (vi) indictment or the substantial equivalent for, conviction of or a plea of guilty or nolo contendere to (A) any felony or (B) a misdemeanor involving moral turpitude; (vii) engaging in willful conduct materially injurious to the business, reputation or goodwill of the Company or any of the Company Entities; or (viii) any material violation of policies, practices or standards of behavior of the Company or any of the Company Entities (including those set forth in any Employee Handbook, Compliance Manual, or Code of Ethics). Notwithstanding the foregoing, in respect of subsections (ii) and (viii), you shall have ten (10) business days following written notice from the Company to cure the circumstances giving rise to Cause, provided that in the good faith judgment of the Company, such circumstances are non-recurring and susceptible to cure.

Please indicate your acceptance of the terms of our offer by signing the document via DocuSign. This letter constitutes the entire agreement between you and the Company regarding the terms of your employment. If you have any questions regarding this offer, please do not hesitate to call Colin Peters at 212.396.5952.

Sincerely,

/s/ Colin Peters

AGREED TO AND ACCEPTED:

Signature:	/s/ Patrick Keenan	Date: July 24, 2026
Patrick Keenan